Exhibit (k)(29)

Execution Version

VOTING AND INVESTMENT AGREEMENT

This VOTING AND INVESTMENT AGREEMENT (the “Agreement”), dated as of July 24, 2023, is by and between Cliffwater Corporate Lending Fund, a statutory trust organized under the laws of Delaware (the “Acquiring Fund”), T. Rowe Price OHA Select Private Credit Feeder Fund LLC, a limited liability company organized under the laws of Delaware (the “Acquired Fund”), and T. Rowe Price OHA Select Private Credit Fund, a statutory trust organized under the laws of Delaware (the “BDC” and, together with the Acquiring Fund and the Acquired Fund, the “Funds”).

WHEREAS, the Acquiring Fund is a closed-end management investment company that is registered with the U.S. Securities and Exchange Commission under the Investment Company Act of 1940 (the “1940 Act”);

WHEREAS, the Acquired Fund is a feeder fund that will invest all of its capital in common shares of the BDC, which is a closed-end management investment company that will elect to be regulated as a business development company under the 1940 Act;

WHEREAS, Sections 12(d)(1) and 60 of the 1940 Act generally limit the ability of a registered investment company or business development company to invest in shares of another registered investment company or business development company;

WHEREAS, Rule 12d1-4 under the 1940 Act generally permits a registered investment company or business development company to invest in shares of another registered investment company or business development company in excess of the limitations under Sections 12(d)(1) and 60 subject to certain terms and conditions; and

WHEREAS, the Acquiring Fund, from time to time, may wish to acquire common units of the Acquired Fund (and, indirectly, common shares of the BDC) in excess of the potential limitations under Sections 12(d)(1) and 60 in reliance on Rule 12d1-4.

NOW, THEREFORE, in consideration of the potential benefits to the Funds arising out of the investment by the Acquiring Fund in the Acquired Fund, the Funds agree as follows:

1.	Representations and Obligations of the BDC

The BDC agrees to:

(a)          comply with the terms and conditions of Rule 12d1-4 and this Agreement;

(b)          promptly notify the Acquiring Fund if the BDC fails to comply with the terms and conditions of Rule 12d1-4 or this Agreement;

(c)          adopt policies and procedures reasonably designed to prevent violations of Rule 12d1-4;

(d)         provide, subject to applicable law, the Acquiring Fund and its investment adviser with information reasonably requested by the Acquiring Fund and its investment adviser to comply with the terms and conditions of Rule 12d1-4, including information on the fees and expenses of the BDC.

2.	Representations and Obligations of the Acquiring Fund

The Acquiring Fund agrees to:

(a)          comply with the terms and conditions of Rule 12d1-4 and this Agreement;

(b)         promptly notify the Acquired Fund and the BDC if the Acquiring Fund fails to comply with the terms and conditions of Rule 12d1-4 or this Agreement; and

(c)	adopt policies and procedures reasonably designed to prevent violations of Rule 12d1-4.

(d)	in the event that, and for so long as, the Acquiring Fund owns, controls or holds the power to vote, directly or indirectly, units of beneficial interest of the Acquired Fund (the “Units”) that provide voting control to the Acquiring Fund of 5% or more of the “voting rights” of the Acquired Fund’s members in the aggregate, the Acquiring Fund hereby irrevocably foregoes and waives any “voting rights” the Acquiring Fund has with respect to the Units to extent that such “voting rights” equal or exceed 5% of the “voting rights” of the Acquired Fund’s members in the aggregate; provided, however, that in the event of such waiver, the Acquiring Fund shall maintain the “voting rights” the Acquiring Fund has with respect to the Units to the extent that such “voting rights” are less than 5% of the “voting rights” of the Acquired Fund’s members in the aggregate. For example, if the Acquiring Fund owns 501 out of 10,000 Units, it would retain “voting rights” with respect to 499 of its Units, and waive its “voting rights” with respect to 2 of its Units. For purposes of this Agreement, “voting rights” shall be rights deemed to be the equivalent to the right to vote for the election or removal of a director under applicable interpretations of the term “voting security” under the 1940 Act by the U.S. Securities and Exchange Commission or its staff, but for the avoidance of doubt, matters that are presented to the Acquiring Fund in connection with voting and consent rights afforded to the members that do not constitute “voting rights” under the 1940 Act, shall not be subject to the provisions of this paragraph.

3.	Condition to Initial Purchase in Reliance on Rule 12d1-4

Each of the Funds agrees that, prior to the initial indirect acquisition by the Acquiring Fund of common shares of the BDC in reliance on Rule 12d1-4, the investment adviser to each of the Acquiring Fund, the Acquired Fund and the BDC must make in writing the findings required by Rule 12d1-4.

4.	Indemnification

(a)        The Acquiring Fund agrees to hold harmless, indemnify and defend the Acquired Fund and the BDC, including any principals, directors or trustees, officers, employees and agents thereof (“Acquired Fund/BDC Agents”), against and from any and all losses, costs, expenses or liabilities incurred by or claims or actions (“Claims”) asserted against the Acquired Fund and the BDC, including any Acquired Fund/BDC Agents, to the extent such Claims result from: (i) a violation of any provision of this Agreement or (ii) a violation of the terms and conditions of Rule 12d1-4, in each case by the Acquiring Fund, its principals, directors or trustees, officers, employees, agents, advisers or if applicable, subadvisers.

(b)        Each of the Acquired Fund and the BDC, severally and not jointly, agrees to hold harmless, indemnify and defend the Acquiring Fund, including any principals, directors or trustees, officers, employees and agents (“Acquiring Fund Agents”), against and from any and all Claims asserted against the Acquiring Fund, including any Acquiring Fund Agents, to the extent such Claims result from: (i) a violation of any provision of this Agreement or (ii) a violation of the terms and conditions of Rule 12d1-4, in each case by the Acquired Fund, the BDC, their principals, directors or trustees, officers, employees, agents, advisers or if applicable, subadvisers.

(c)        Any indemnification pursuant to this Section shall include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending the applicable Claims. This Section shall survive any termination of this Agreement.

5.           Notices

Except as otherwise noted, all notices, including all information that either party is required to provide under the terms of this Agreement, shall be in writing and shall be delivered to the contact identified below (which may be changed from time to time upon written notice to the other party) by (i) Federal Express or other comparable overnight courier; (ii) registered or certified mail, postage prepaid, return receipt requested; (iii) facsimile with confirmation during normal business hours; or (iv) e-mail (to all parties set forth below). All notices, demands or requests so given will be deemed given when actually received.

If to the Acquiring Fund:

Cliffwater Corporate Lending Fund
c/o Cliffwater LLC

4640 Admiralty Way, 11th Floor
Marina del Rey, CA 90292

Attn: General Counsel

Tel: 310-448-5000

Fax: 310 448-5001

Email: legal@cliffwater.com

If to the Acquired Fund:

T. Rowe Price OHA Select Private Credit Feeder Fund LLC

c/o OHA Private Credit Advisors, L.P.

1 Vanderbilt Avenue

16th Floor

New York, NY 10017

Attn: Gregory S. Rubin, Partner & General Counsel of Oak Hill Advisors, L.P.

             grubin@oakhilladvisors.com

Copy to:

gwaldt@oakhilladvisors.com; LegalOHA@ohpny.com

If to the BDC:

T. Rowe Price OHA Select Private Credit Fund

c/o OHA Private Credit Advisors, L.P.

1 Vanderbilt Avenue

16th Floor

New York, NY 10017

Attn: Gregory S. Rubin, Partner & General Counsel of Oak Hill Advisors, L.P.
             grubin@oakhilladvisors.com

Copy to:

gwaldt@oakhilladvisors.com; LegalOHA@ohpny.com

6.           Termination and Governing Law

(a)         This Agreement will continue until terminated in writing by any party upon 60 days’ notice to the other party. Sections 4 and 5 (with respect to matters occurring before the termination of the Agreement) shall survive termination of this Agreement. Upon termination of this Agreement by the Acquired Fund, to the extent necessary to comply with Section 12(d)(1) of the 1940 Act and Rule 12d1-4, the Acquiring Fund shall be entitled to reduce the amount of any remaining unpaid capital commitment to the Acquired Fund pursuant to the Subscription Agreement between the Acquiring Fund and the Acquired Fund to $0.

(b)	This Agreement will be governed by laws of New York without regard to choice of law principles.

7.	Miscellaneous

(a)          This Agreement may not be assigned by a party without the prior written consent of the other parties. In the event a party assigns this Agreement to a third party as provided in this Section, such third party shall be bound by the terms and conditions of this Agreement applicable to the assigning party. Any assignment in contravention of this Section shall be null and void.

(b)        Except as expressly set forth herein, nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective successors and permitted assigns.

(c)         No amendment, modification, or supplement of any provision of this Agreement will be valid or effective unless made in writing and signed by a duly authorized representative of each party.

(d)       This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Agreement shall become binding when any two or more counterparts thereof, individually or taken together, bear the signatures of the parties hereto. For purposes hereof, a facsimile copy of this Agreement, including the signature pages hereto, shall be deemed an original.

(e)         If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement remain in full force and effect, if the essential terms and conditions of this Agreement for the parties remain valid, legal and enforceable.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CLIFFWATER CORPORATE LENDING FUND

/s/ Stephen L. Nesbitt
Print Name:	Stephen L. Nesbitt
Title:	President

T. ROWE PRICE OHA SELECT PRIVATE CREDIT FEEDER FUND LLC

By: OHA Global Director, as member

/s/ Gregory S. Rubin
Print Name:	Gregory S. Rubin
Title:	Vice President & Secretary

T. ROWE PRICE OHA SELECT PRIVATE CREDIT FUND

/s/ Eric Muller
Print Name:	Eric Muller
Title:	Chief Executive Officer

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